Exhibit 2.1

PURCHASE AND SALE AGREEMENT

Between and Among

HOLLIS R. SULLIVAN, INC.,

OTHER SELLING OWNERS

&

SURFACE OWNERS

As “Seller”

And

XTO ENERGY INC.

As “Buyer”

Dated July 18, 2008

TABLE OF CONTENTS

1. DEFINITIONS		1

2. PURCHASE AND SALE		11

2.1	Purchase and Sale	11

2.2	Purchase Price	11

2.3	Adjustments to Base Purchase Price	12

2.4	Procedure for Calculation and Payment of Purchase Price	14

2.5	Final Settlement Statement	14

2.6	Allocation of Purchase Price	16

2.7	No Assumption of Retained Liabilities	16

2.8	Casualty Losses	16

3. SELLER’S REPRESENTATIONS AND WARRANTIES		17

3.1	Made by Each Seller Separately	17

4. BUYER’S REPRESENTATIONS AND WARRANTIES		21

4.1	Made by Buyer	21

5. COVENANTS		22

5.1	Made by Each Seller Separately	22

5.2	Made by Seller and Buyer Jointly	23

5.3	Made by Buyer	24

6. TITLE MATTERS		24

6.1	Defensible Title to the Assets	24

6.2	Title Defect	25

6.3	Allocated Value	25

6.4	Notice of Title Defects	25

6.5	Title Defect Value	26

6.6	Closing Adjustments to Base Purchase Price for Title Defects	27

6.7	Resolution of Unresolved Title Defects	28

7. ENVIRONMENTAL MATTERS		28

7.1	Identification of Environmental Defects	28

7.2	Closing Adjustments to Base Purchase Price for Environmental Defects	29

7.3	Resolution of Unresolved Environmental Defects	29

8. CONDITIONS PRECEDENT TO CLOSING		30

8.1	Conditions Precedent to Each Party’s Obligation to Close	30

8.2	Conditions Precedent to Buyer’s Obligation to Close	30

(ii)

8.3	Conditions Precedent to Seller’s Obligation to Close	30

9. OTHER PRE-CLOSING MATTERS		31

9.1	Consents and Preferential Rights	31

9.2	Excluded Asset Schedule	32

10. THE CLOSING		33

10.1	Date and Location of Closing	33

10.2	Closing Obligations	33

11. TAX MATTERS		34

11.1	Transaction Taxes	34

11.2	Tax Free Exchange	35

12. SURVIVAL AND INDEMNIFICATION		36

12.1.	Limitation on and Survival of Representations and Warranties	36

12.2.	Indemnification by Seller	36

12.3.	Indemnification by Buyer	36

12.4.	Limitation of Liability	38

12.5.	Exclusive Remedy	38

12.6.	Title and Environmental Defects	38

12.7.	Limitation and Disclaimer of Representations and Warranties	38

13. TERMINATION		39

13.1.	Termination	39

13.2.	Effect of Termination	39

13.3.	Extension; Waiver	40

14. ARBITRATION PROCEDURE		40

14.1.	Arbitration Required	40

15. MISCELLANEOUS		41

15.1.	Entire Agreement	41

15.2.	Expenses	41

15.3.	Governing Law	41

15.4.	Assignment	41

15.5.	Notices	42

15.6.	Counterparts; Headings	42

15.7.	Specific Performance	42

15.8.	Interpretation	42

15.9.	Severability	43

(iii)

15.10.	No Third Party Reliance	43

15.11.	Representative for Other Selling Owners	43

15.12.	Joint Preparation and Acknowledgment of Consideration	43

15.13.	Amendment	43

(iv)

SCHEDULES & EXHIBITS

Schedule or Exhibit	Item
Schedule 1	Leases
Schedule 2	Wells – Drilled & Drilling
Schedule 3	Surface Tracts
Schedule 4.1	Pooling and Unitization Agreements
Schedule 4.2	Production Purchase and Sale Contracts
Schedule 4.3	Joint Venture Agreements
Schedule 4.4	Farmouts
Schedule 4.5	Exploration Agreements
Schedule 4.6	Joint Operating Agreements
Schedule 4.7	Surface Leases and Surface Use Agreements
Schedule 4.8	Water Purchase Agreements
Schedule 4.9	Permits
Schedule 4.10	Rights-of-Way
Schedule 4.11	Easements
Schedule 4.12	Servitudes
Schedule 4.13	Licenses
Schedule 4.14	Professional Service Agreements
Schedule 4.15	Vendor Agreements
Schedule 4.16	Miscellaneous Contracts
Schedule 5	Personal Property
Schedule 6	Suspense Funds
Schedule 7	Excluded Assets
Schedule 8	Allocated Values
Schedule 9	Exceptions
Schedule 10	Required Consents
Schedule 11	Easements
Schedule 12	Consents to Drill
Schedule 13	Prospect Area Maps
Exhibit “A”	Assignment Form
Exhibit “B”	Deed Form
Exhibit “C”	FIRPTA Affidavit

(v)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into between and among:

the “Seller”:	HOLLIS R. SULLIVAN, INC. (“HRS”), a Texas corporation, the Other Selling Owners and the Surface Owners;

and

the “Buyer”:	XTO ENERGY INC., a Delaware corporation;

in connection with the sale and purchase of certain oil and gas properties, including leases and wells located in Johnson, Tarrant, Parker, Wise, Hood, Hill, Ellis and Bosque Counties, Texas, and other related properties, all of which are collectively described below as the “Assets” and are owned by either HRS and the Other Selling Owners, or the Surface Owners. The Seller and the Buyer are referred to in this Agreement individually as a “Party”, and collectively as the “Parties”.

For good and valuable consideration, including the mutual representations, warranties, covenants, conditions and agreements set forth herein, the Parties, intending to be bound, agree as follows:

1.  DEFINITIONS

The following words and terms, together with the other capitalized words and terms used in this Agreement, shall have the meaning indicated for each, which meaning shall be adapted as necessary for both the singular and plural form as appropriate to the context in which the term is used:

“Action”: any action, claim, suit, litigation, arbitration or governmental investigation, judicial, administrative or otherwise, under any applicable Laws, including Environmental Laws.

“Additional Interest”: any interest in any Lease and/or Well, or any other oil and gas leasehold estate within the boundaries of a Prospect Area depicted on Schedule 13, which is obtained or committed for by Seller on or before the date of this Agreement and is not included or reflected on Schedule 1 or Schedule 2.

“Agreement”: this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time-to-time in accordance with the terms hereof.

“Allocated Value”: the monetary amount, for each Lease, Well or Surface Tract, as determined by Buyer and set forth on Schedule 8. “Allocated Values” means the aggregate of each Allocated Value.

PURCHASE AND SALE AGREEMENT	Page 1

“Assets”: collectively, the (i) Property Agreements described on Schedules 4.1 – 4.16, including, without limitation, the Leases described on Schedule 1; (ii) Personal Property described on Schedule 5; (iii) wells described on Schedule 2; (iv) Pipelines; (v) Production; (vi) Suspense Funds described on Schedule 6; (vii) Surface Tracts described on Schedule 3; (viii) Books and Records; and (ix) drillable well locations that are listed on Schedule 8.

“Assignment”: the Assignment and Bill of Sale in substantially the same form as that attached hereto as Exhibit “A”, which shall be executed by HRS and the Other Selling Owners and delivered at the Closing as a conveyance of the Assets (other than the Surface Tracts) to Buyer as described in this Agreement. The Assignment may be executed in multiple counterparts to accommodate recording in the various jurisdictions where the Assets are located.

“Assumed Liabilities”: collectively,

(i) any liability or obligation arising out of or resulting from performance due on or after the Effective Date under any Property Agreement, including but not limited to the Leases;

(ii) any liability or obligation for Taxes relating to periods of time from and after the Effective Date or assessed on the Assets from and after the Effective Date (other than income Taxes of Seller);

(iii) any liability or obligation a) for drilling, completing and operating the Wells and any other wells on the Lands from and after the Closing Date; and b) for properly plugging and abandoning the Wells and any other wells drilled on the Lands and restoring the associated surface areas in accordance and compliance with the rules and regulations of Governmental Authorities and the terms of the Leases and Property Agreements;

(iv) any liability or obligation relating to the Suspense Funds identified on Schedule 6 other than any interest, fines or penalties associated with the Suspense Funds resulting from Seller’s failure to timely escheat any portion of the Suspense Funds to the applicable state in accordance with applicable Laws;

(v) any liability or losses attributable to a Title Defect for which the Base Purchase Price is decreased pursuant to Section 6 or which is waived or deemed waived in accordance with this Agreement; and

(vi) any matter relating to the environmental condition of the Lands arising on or after the Effective Date, including, without limitation, any Environmental Defect for which the Base Purchase Price is adjusted at Closing or which is waived or deemed waived in accordance with this Agreement, but excluding any matter which may arise from a breach of the representation set forth in Section 3, or with respect to the Excluded Assets.

PURCHASE AND SALE AGREEMENT	Page 2

“Authorization”: a document by which each of the Other Selling Owners consents to the sale of their interest in the Assets pursuant to this Agreement and authorizes HRS to act on their behalf as necessary or convenient to fulfill the Seller’s obligations under, and consummate the transactions contemplated by, this Agreement.

“Base Purchase Price”: as defined in Section 2.

“Books and Records”: all originals of books, records, files or copies thereof if originals are not available in whatever form or media expressed, in Seller’s possession relating directly to the Assets, including, without limitation, geophysical, geological, plats, surveys, maps, interpretations, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, well files and all related matters, division of interest records, division orders, lease files, title opinions and abstracts, lease operating statements and other accounting information, gas marketing information and gas balancing information, but excluding all Tax Returns and excluding all geophysical and seismic records and interpretations to the extent and only to the extent that the transfer of such geophysical or seismic records and interpretations would violate existing licensing or other contractual restrictions on such transfer.

“Business Day”: any day other than (i) a Saturday or Sunday; or (ii) a weekday which is a federal banking holiday. All specified times refer to Central Standard Time or Central Daylight Time, whichever is in effect on that date.

“Buyer Claim”: a claim for indemnification by Buyer pursuant to Section 12.

“Buyer Claim Notice”: as defined in Section 12.

“Buyer Indemnified Party”: as defined in Section 12.

“Buyer’s Closing Conditions”: as defined in Section 8.

“Buyer’s Representations and Warranties”: as defined in Section 4.

“Closing”: the completion of the sale and purchase of the Assets to be conducted on the Closing Date.

“Closing Date”: the last to occur of: (i) October 1, 2008 or (ii) the first Business Day following the satisfaction of all of the Buyer’s Closing Conditions; or such other date as the Parties mutually agree in writing.

“Code”: the Internal Revenue Code of 1986, as amended.

“Consent Period”: as defined in Section 9.

“Deposit”: as defined in Section 2.

PURCHASE AND SALE AGREEMENT	Page 3

“Deed”: a special warranty deed in substantially the same form as that attached hereto as Exhibit “B”, which shall be executed by each of the Surface Owners and delivered at the Closing as a conveyance of the Surface Tracts to Buyer as described in this Agreement.

“Dispute Resolution Procedure”: as defined in Section 2.

“Due Diligence Deadline”: as defined in Section 5.

“Easements”: all rights of way, easements, surface leases, surface use agreements and other rights of surface use held by Seller, including those specifically identified on Schedule 11.

“Effective Date”: 12:01 a.m. on July 1, 2008.

“Environmental Cure Period”: as defined in Section 7.

“Environmental Defect”: any (i) Property, or the ownership, record keeping, construction, maintenance, repair or operation thereof or with respect thereto, which is in violation of Environmental Laws; or (ii) condition or circumstance with respect to any Property or the ownership, record keeping, construction, maintenance, repair or operation thereof or with respect thereto, which has resulted in or given rise to, or could (with notice or the lapse of time or both) result in or give rise to, an Environmental Defect causing, in either (i) or (ii) above, the Allocated Value of the affected Asset to be reduced by more than $25,000.

“Environmental Defect Notice”: as defined in Section 7.

“Environmental Defect Mechanism”: the provisions of this Agreement governing the identification and notice of Environmental Defects affecting the Assets, and the adjustments to the Base Purchase Price to compensate for variations in the Allocated Values caused by Environmental Defects.

“Environmental Defect Threshold”: as defined in Section 7.

“Environmental Defect Value”: as defined in Section 7.

“Environmental Laws”: any and all Laws, regulations or other requirements relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

PURCHASE AND SALE AGREEMENT	Page 4

“Excluded Assets”: collectively,

(i) the real or personal property described on Schedule 7;

(ii) the Assets or portions of Assets that are excluded in accordance with the provisions of Section 6 (Title Defect Mechanism) or Section 7 (Environmental Defect Mechanism);

(iii) a copy of the Books and Records;

(iv) any production hedges or other derivatives related to the Assets;

(v) any interest reserved by the Seller in the Assignment; and

(vi) all overriding royalty interests, non-participating royalty interests, production payments, net profits interests, or any other expense-free interest measured by or payable out of the production of oil, gas or other minerals from any of the Leases, or the leases or lands pooled or unitized therewith, title to which is owned by Seller or any person or entity affiliated with or under common control with the Seller on or before the Effective Date, to the extent such interests do not reduce the Net Revenue Interest for any particular Lease or Well below what is set forth on Schedule 8 for such Lease or Well.

“Final Settlement Statement”: as defined in Section 2.

“Final Settlement Date”: as defined in Section 2.

“Governmental Authorities”: any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, having jurisdiction over the Assets, or the ownership, operation and maintenance of the Assets.

“Hazardous Substances”: any substance or material which, if present in the environment would, under applicable Laws, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive (including naturally occurring radioactive materials), dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other of the Environmental Laws.

“Knowledge”: the actual or constructive knowledge of the officers or directors of a non-individual Party, or of an individual Party.

PURCHASE AND SALE AGREEMENT	Page 5

“Lands”: The land described in or covered by the Leases, together with any lands pooled, unitized or otherwise combined therewith, to the extent, and only to the extent, that Seller has made use of such lands not covered by the Leases in connection with the exploration or drilling for, or production of, hydrocarbons under the terms of the Leases.

“Laws”: any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, which are in effect from and after the date of this Agreement.

“Leases”: the leasehold estates created by, and any rights or interests which are derived under the oil, gas and mineral leases described or referred to on Schedule 1, including, without limitation, any and all other leases, subleases or unit agreements covering, in whole or in part, the Lands, and any instrument executed in amendment, correction, modification, confirmation, renewal, extension or replacement of any of the foregoing, together with any rights held under any voluntary or compulsory pooling or unitization order of Governmental Authorities, fee mineral rights, concessions, licenses, or other rights authorizing the Seller to explore for, develop and produce oil, gas or other minerals from the Lands, but excluding the Excluded Assets.

“Lease Burdens”: the royalties, overriding royalties, production payments, net profit interests, and all similar expense-free or carried interests burdening the Leases or production therefrom, that were conveyed or reserved prior to the Effective Date or thereafter, but made effective prior to the Effective Date, including any to be reserved in the Assignment.

“Liens”: as defined below in this Section 1.

“Like-Kind Exchange”: as defined in Section 11.

“Losses” or “Loss”: as defined in Section 12.

“Loss Threshold”: as defined in Section 12.

“Material Adverse Effect” or “Material Adverse Change”: a material adverse effect on or change in (or any development that, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect on or change in) the Assets, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, or (iii) resulting from the execution or performance of this Agreement or the announcement thereof. Seller and Buyer agree that it will not be a Material Adverse Change if, after the date of this Agreement, but prior to Closing, Seller makes capital expenditures for projects listed on Schedule 2, and such projects are unsuccessful in whole or in part.

“Maximum Indemnity Amount”: as defined in Section 12.

PURCHASE AND SALE AGREEMENT	Page 6

“Net Revenue Interest”: the fractional or decimal interest in the oil, gas and associated hydrocarbons produced and saved from the Leases and/or Lands, or the proceeds realized from the sale thereof, after deducting the amount of all applicable Lease Burdens. The Seller’s Net Revenue Interest for each of the Leases and Wells is set forth on Schedule 8.

“Operator”: as to each of the Wells, HRS, or such other party charged with the operation, maintenance and plugging and abandonment of the Well as reflected in the records of the Railroad Commission of Texas.

“Other Selling Owners”: those Persons identified on the Signature Page, other than HRS, who are vested with title to a Working Interest in the Leases as set forth on Schedule 1, and who, on or before the Closing Date, have agreed to be bound by this Agreement by executing and delivering to HRS (i) a counterpart of this Agreement or (ii) an Authorization.

“Permits”: all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, for the conduct of the Seller’s ordinary business.

“Permitted Encumbrances”: collectively, the

(i) liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities of title and restrictions of right or interest of any nature affecting any Lease (individually a “Lien” and collectively the “Liens”) so long as the Lien is discharged at or prior to Closing;

(ii) any requirement to obtain consent from third parties to Seller’s assignment of the Assets, or any restriction on transferability of the Assets, the granting or waiver of which by agreement, may not be unreasonably withheld and which the failure to obtain would not result in termination of the underlying interest;

(iii) any unsubordinated lien or security interest senior in priority to any of the Leases, which secures a mortgage loan or other indebtedness owed by a lessor of a Lease; except to the extent such lien or security interest covers a tract of land containing 5 acres or more on which an existing Well is situated or an existing wellbore traverses;

(iv) Lease Burdens that do not operate to reduce the Net Revenue Interest of Seller in any Lease to an amount less than that shown on Schedule 8 for the Lease;

(v) division orders and sales contracts relating to hydrocarbons;

(vi) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership of an interest in any Lease or the change of operational responsibility for any Well if such consents are typically obtained at or after Closing;

PURCHASE AND SALE AGREEMENT	Page 7

(vii) materialmen’s, mechanic’s, repairmen’s, employee’s, contractor’s, operator’s, tax and other similar Liens arising pursuant to operations on the Lands or arising in the ordinary course of business incidental to construction, maintenance, or operation of the Leases (a) if they have not been filed pursuant to law, or (b) if filed, payment is being withheld as provided by law, or (c) if their validity is being contested in good faith by appropriate action, or (d) if due and payable, now or in the future, provision has been made by Seller for the payment thereof;

(viii) easements in respect of surface operations, pipelines, or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the operation or use of the Leases;

(ix) all other claims, encumbrances or Liens affecting any of the Leases that individually or in the aggregate are customary in the oil and gas exploration industry and are not such as to interfere materially with the operation, value or use of any of the Leases, and which do not reduce the Net Revenue Interest of the Leases to less than the applicable Net Revenue Interest set forth in Schedule 8 and do not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Leases in an amount greater than the applicable Working Interest of Seller in any Lease than that set forth in Schedule 8 for the Lease;

(x) all applicable Laws of any Governmental Authorities;

(xi) inchoate Liens for Taxes not due and payable before the Closing Date;

(xii) the terms and provisions of the Property Agreements; and

(xiii) Title Defects the Buyer has waived on or before the Closing

“Personal Property”: all of Seller’s interest in all of the tangible personal property, fixtures and improvements now and as of the Effective Date on, appurtenant to or used solely in connection with the Assets or with the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and pipeline fixtures, and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets, including but not limited to those identified on Schedule 5.

“Person”: any individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity.

“Pipelines”: the Easements and other agreements and all pipe, valves, meters, compressors and other associated personal property, associated with the natural gas gathering system connected to the Wells upstream of all gas meters transferring custody of the gathered gas to third parties.

PURCHASE AND SALE AGREEMENT	Page 8

“Preliminary Settlement Statement”: as defined in Section 2.

“Production”: all of Seller’s right, title and interest in the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons produced from the Leases, products refined and manufactured therefrom and the accounts and proceeds from the sale thereof to the extent the Production has been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Date.

“Property Agreements”: the Leases, pooling and unitization agreements, production purchase and sale contracts, joint venture agreements, farmouts, exploration agreements, joint operating agreements, surface leases, surface use agreements, water purchase agreements, permits, rights-of-way, easements, servitudes, licenses, professional services agreements, vendor agreements, the Trinidad Contracts, and other similar contracts or agreements: (i) to the extent relating to any Well or to the other Assets; or (ii) to the extent relating to the drilling, production, operating, storage, treatment, transportation, processing, sale or disposal of hydrocarbons, water or other minerals or substances produced therefrom or attributable thereto, including but not limited to those identified on Schedules 1 and 4.

“Prospect Area”: a Prospect Area depicted on Schedule 13. The Parties acknowledge that the Prospect Areas depicted on Schedule 13 represent their best efforts to collectively describe the Prospect Areas by legally sufficient descriptions. If, after the date of this Agreement, the legal sufficiency of the description of any Prospect Area is questioned for any reason, the Parties shall use their best efforts to resolve the issue of legal sufficiency as soon as possible. The legal insufficiency of the description of any Prospect Area shall not affect the legal sufficiency of any other description of a Prospect Area.

“Purchase Price”: as defined in Section 2.

“QEAT”: as defined in Section 11.

“QI”: as defined in Section 11.

“Referral Firm”: as defined in Section 11.

“Required Consents”: as defined in Section 9.

“Retained Liabilities”: all liabilities and obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Liabilities.

“RRC”: the Railroad Commission of Texas.

“Seller”: HRS, the Other Selling Owners and the Surface Owners, referred to collectively.

“Seller Claim”: a claim to indemnification by Seller pursuant to Section 12.

“Seller Claim Notice”: as defined in Section 12.

PURCHASE AND SALE AGREEMENT	Page 9

“Seller Indemnified Party”: as defined in Section 12.

“Seller Indemnifying Party”: as defined in Section 12.

“Seller’s Advisors”: Simmons & Company International and Griffis & Associates, LLC, and their respective employees, consultants and representatives.

“Seller’s Closing Conditions”: as defined in Section 8.

“Seller’s Representations and Warranties”: as defined in Section 3.

“Surface Owners”: HRS Drillsite Land Company, LLC and Renfro Land Company, LLC.

“Surface Tracts”, collectively: Three (3) separate tracts of land located in Tarrant County, Texas described as the “Sandlin Tracts” on Schedule 3, the surface estates of which are owned by HRS Drillsite Land Company, LLC, and one (1) tract of land located in Johnson County, Texas described as the “Wadsworth Tract” on Schedule 3, the surface estate of which is owned by Renfro Land Company, LLC.

“Suspense Funds”: proceeds from the sale of production in Seller’s possession attributable to the interests of third parties in the Wells which have not been paid by Seller to the owner(s) of the interests due to an uncertainty or dispute as to ownership of the interest and/or entitlement to the proceeds.

“Taxes”: any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authorities, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing.

“Tax Returns”: any report, return, information statement, payee statement or other information required to be provided to any Governmental Authorities, with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Title Defect” or “Title Defects”: as defined in Section 6.

“Title Defect Mechanism”: the provisions of this Agreement governing the identification and notice of Title Defects affecting the Assets, and the adjustments to the Base Purchase Price to compensate for variations in the Allocated Values caused by Title Defects.

“Trinidad Contracts”: any and all contracts for drilling services between HRS and Trinidad Drilling, LP as described in Schedule 4.15.

“Wells”: the oil or gas wells specifically identified on Schedule 2 and the drillable well locations that have an Allocated Value on Schedule 8.

PURCHASE AND SALE AGREEMENT	Page 10

“Working Interest”: that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a fraction or decimal. The Seller’s Working Interest for each of the Leases and Wells is set forth on Schedule 8.

2.  PURCHASE AND SALE

2.1 Purchase and Sale.

(a) At the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets; provided, however, the Excluded Assets will not be conveyed or purchased hereunder, but will be excluded from this transaction.

(b) At the Closing, Buyer shall assume and become obligated to pay, perform, or otherwise discharge the Assumed Liabilities.

(c) Notwithstanding anything herein to the contrary, Buyer shall not acquire any right or interest in (i) any lands of Seller other than the Assets; or (ii) in any proceeds from the sale of production produced and sold from the Assets prior to the Effective Date; or (iii) in any payments due to Seller for production from the Assets prior to the Effective Date.

2.2 Purchase Price.

(a) The consideration for the sale and purchase of the Assets includes the Purchase Price, which is the total monetary amount to be paid by Buyer and is to be calculated by adjusting the Base Purchase Price in accordance with the provisions of this Section.

(b) The Base Purchase Price is the sum of US$800,000,000.00, which is the aggregate amount of the Allocated Values set forth on Schedule 8, and represents (i) the total value of Seller’s Working Interest in each Lease and Well set forth on Schedule 8, with a corresponding Net Revenue Interest not less than that set forth for the Lease or Well on Schedule 8; and (ii) the total value of the Surface Tracts.

(c) Concurrent with the execution of this Agreement, Buyer shall deliver to HRS a deposit by wire transfer of immediately available funds equal to Ten Percent (10%) of the Base Purchase Price (the “Deposit”). The Deposit is intended to secure Buyer’s performance of its obligations under this Agreement and shall be deducted from the Purchase Price payable by Buyer at the Closing, or if this Agreement is terminated by Seller pursuant to Section 13.1(b), shall be retained by HRS for distribution to the other Seller parties in accordance with their interests in the Assets.

PURCHASE AND SALE AGREEMENT	Page 11

2.3 Adjustments to Base Purchase Price.

(a) Ownership Adjustments: the Allocated Values set forth on Schedule 8 assume all of the owners of the Working Interest and Net Revenue Interest in each Lease and Well as set forth on Schedules 1 and 2 are selling their respective interest to Buyer in the transaction contemplated in this Agreement. Subsequent to the date of this Agreement, certain owners of minor undivided interests in the Assets who have not yet signed this Agreement but whose interests are included in Schedule 8 may elect to not include their Working Interest and Net Revenue Interest in the transaction contemplated by this Agreement. In that event, the Base Purchase Price shall be adjusted to reflect any variations between the Working Interest and Net Revenue Interest for the Leases or Wells set forth on Schedule 8, and the Working Interest and Net Revenue Interest owned by HRS and the Other Selling Owners subject to this Agreement to be conveyed to Buyer at the Closing. The amount of the adjustment to the Base Purchase Price shall be the Adjustment Amount for the affected Lease or Well determined in accordance with the following formula:

Adjustment Amount = (Base Interest - Seller’s NRI) x Dollar Value

Where:	Base Interest = the total Net Revenue Interest for the affected Lease or Well as shown on Schedule 8;

Seller’s NRI = the Net Revenue Interest in the Lease or Well to be conveyed to Buyer at the Closing; and

Dollar Value = the dollar value of each percentage point of Net Revenue Interest for the affected Lease or Well determined by dividing its Allocated Value by its Base Interest, expressed as a whole number.

(b) The Base Purchase Price shall be adjusted as follows:

(i) the Base Purchase Price shall be increased by the following amounts:

1. the amount of all ad valorem, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Date;

2. the aggregate amount of any and all operating costs and capital expenditures paid by or on behalf of Seller for the Working Interest in the Assets conveyed at the Closing for periods from and after the Effective Date, including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance taxes, producing overhead rates, and tangible and intangible costs of drilling, completing and equipping wells;

PURCHASE AND SALE AGREEMENT	Page 12

3. an amount of money equal to the value of Production held on the Leases in the tanks above the load line, as measured and recorded by Seller in the ordinary course of business as of the Effective Date, at the contract price per barrel of oil or condensate provided in the Property Agreement for the Production; and

4. the value of any imbalances of natural gas owed by third parties to Seller and attributable to the Assets as of the Effective Date;

5. the value of any Additional Interest which shall be the greater of: (i) a value calculated proportionately to the Allocated Value of the Lease or Well which includes the Additional Interest, or (ii) all actual out-of-pocket costs incurred by Seller and paid to a third party in acquiring the Additional Interest, including without limitation, bonus costs, filing fees, and brokerage and professional fees.; and

6. any other amount agreed upon by the Parties in writing.

(ii) In addition, the Base Purchase Price shall be decreased by the following amounts:

1. the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Date (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the amount paid for the previous year for the same Asset or Assets). Such Taxes with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date; provided however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which such Production which is the basis for such calculation occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;

2. the aggregate amount of all revenues (net of Lease Burdens) collected by Seller that are attributable to the Net Revenue Interest in Production from the Assets conveyed at the Closing (but exclusive of any hedges) and relating to periods of time from and after the Effective Date;

3. the aggregate amount of the Title Defect Values with respect to those Title Defects timely identified in a Title Defect Notice that are not cured to Buyer’s reasonable satisfaction at or prior to Closing;

PURCHASE AND SALE AGREEMENT	Page 13

4. to the extent such amount exceeds the Environmental Defect Threshold, the aggregate of the Environmental Defect Values with respect to those Environmental Defects timely identified in an Environmental Defect Notice that are not cured to Buyer’s reasonable satisfaction at or prior to Closing;

5. the value of any imbalances of natural gas owed by Seller to third parties and attributable to the Assets as of the Effective Date;

6. to the extent not otherwise accounted for by deductions pursuant to this sub-paragraph (ii), an amount of money equal to the Allocated Value of any Assets that become or are designated as Excluded Assets between the date of this Agreement and the Closing; and

7. any other amount agreed upon by the Parties in writing.

2.4 Procedure for Calculation and Payment of Purchase Price.

(a) No later than five (5) Business Days prior to Closing, Seller shall prepare and deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment to be made to the Base Purchase Price in accordance with this Section 2. Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments, and propose additional adjustments, by delivering to Seller notice of any disputes or additional adjustments on or before two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement. Buyer and Seller shall use commercially reasonable efforts to resolve all disputes regarding adjustments to the Base Purchase Price prior to Closing; provided, however, that the amount of any disputed adjustments not resolved by mutual agreement of Buyer and Seller prior to Closing shall be resolved in accordance with the Dispute Resolution Procedure and Closing shall occur notwithstanding any unresolved dispute, with payment of the Purchase Price to be made less only the amount of the disputed adjustments.

(b) Buyer shall pay the Purchase Price, less the amount of the Deposit, in immediately available funds by means of wire transfer to HRS’s designated account initiated before 1:00 p.m. on the Closing Date. Buyer shall not have any obligation to see to the proper distribution of the Purchase Price or Deposit among HRS and the Other Selling Owners, such distribution being the sole responsibility of HRS, and HRS shall protect and indemnify Buyer from any claim by any of the Other Selling Owners relating thereto.

(c) The Purchase Price shall be subject to further adjustment after the Closing as provided below, and neither Seller’s delivery of a Preliminary Settlement Statement nor Buyer’s delivery or failure to deliver notice of disputed or additional adjustments as provided above shall serve to waive or bar additional adjustments to the Purchase Price.

PURCHASE AND SALE AGREEMENT	Page 14

2.5 Final Settlement Statement.

(a) On or before the 90th day after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth:

(i) Seller’s calculation of the final adjustments to be made to the Base Purchase Price pursuant to this Section 2, but excluding adjustments for disputed Title Defects to be resolved by the Title Defect Mechanism and disputed adjustments submitted for resolution in accordance with the Dispute Resolution Procedure; and

(ii) the final amounts due for any Title Defects or Environmental Defects cured by Seller after the Closing and not yet paid.

(b) Within 60 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a notice containing any adjustments that Buyer proposes be made to the Final Settlement Statement, including the documentation and/or facts supporting the adjustments. The Parties shall use commercially reasonable efforts to resolve all disputes regarding adjustments no later than ninety (90) days after Buyer’s receipt of the Final Settlement Statement (the “Final Settlement Date”); provided, however, the amount of any disputed adjustments not resolved by mutual agreement of Buyer and Seller prior to the Final Settlement Date shall be resolved in accordance with the Dispute Resolution Procedure. No later than three (3) Business Days after the Final Settlement Date, the amount of undisputed additional adjustments shall be paid by the Party owing same in immediately available funds by means of wire transfer to the designated account of the other Party. The Parties shall, and shall cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement by providing and making available information, books, records and personnel as reasonably required to identify and verify the amount of any proper adjustment to the Purchase Price.

(c) Dispute Resolution Procedure for Adjustments: All unresolved disputes regarding adjustments to the Base Purchase Price prior to Closing, and to the Purchase Price after Closing, other than adjustments determined by the Title Defect Mechanism and Environmental Defect Mechanism, and adjustments determined pursuant to Sections 6 and 7, shall be resolved by the Parties in accordance with the following procedure (the “Dispute Resolution Procedure”). If Seller and Buyer are unable to agree upon the amount of any adjustment within thirty (30) days after notice of the adjustment or objection to it is originally given, the Parties will refer the dispute together with all relevant documentation and information supporting the adjustment or the objection to it, to KPMG LLP, or such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing (the “Referral Firm”). The Referral Firm shall review the dispute and all relevant records and information and determine the amount, if any, of the disputed adjustments. In resolving disputes under this Agreement, the Referral Firm shall determine only whether the disputed adjustment is appropriate under generally accepted accounting principles, and in so doing shall not interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer. All other disputes and issues subject to interpretation of the provisions of this Agreement shall be submitted to arbitration in the manner set forth in Section 14. The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller. The Referral Firm shall deliver its final calculation of the

PURCHASE AND SALE AGREEMENT	Page 15

Purchase Price in writing to Buyer and Seller as soon as practicable, and the resulting amount owed or to be refunded shall be paid by the Party owing same in immediately available funds by means of wire transfer to the designated account of the other Party no later than the third (3rd) Business Day following the Parties’ receipt from the Referral Firm of the final Purchase Price determination.

2.6 Allocation of Purchase Price. Buyer has prepared Schedule 8, setting forth the Allocated Values of the Surface Tracts, Leases and Wells, and the Working Interest and Net Revenue Interest of the Leases and Wells upon which Buyer based its calculation of the Allocated Value. The Allocated Values will be adjusted prior to Closing as necessary to reflect adjustments to the Base Purchase Price. After Closing, Buyer may further allocate the Purchase Price among the Assets for purposes of complying with Section 1060 of the Code and the regulations thereunder. The Parties shall cooperate the extent necessary to comply with all procedural requirements of Section 1060 of the Code and the regulations thereunder. Buyer and Seller agree that they will not take nor will they permit any affiliated person to take any tax position inconsistent with the allocation made pursuant to this subsection 2.6; provided, however, that (i) Buyer’s cost for the Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs not included in the amount allocated, and (ii) Seller’s amount realized on the sale of the Assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.

2.7 No Assumption of Retained Liabilities. Except as specifically set forth herein with respect to the Assumed Liabilities, Buyer does not and will not assume any liability or obligation of Seller relating to or arising out of the Retained Liabilities whether absolute or contingent, asserted or unasserted, known or unknown, disclosed pursuant to this Agreement or otherwise. All of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

2.8 Casualty Losses. If any Asset shall be materially damaged or destroyed by fire or other casualty event before the Closing, either Party may, at its option, and upon written notice prior to Closing to the other Party elect to exclude such Asset from this Agreement. In the event that the Asset to be excluded pursuant to this Section is the entirety of a Lease, the Base Purchase Price shall be reduced by the Allocated Value of the portion of the Assets to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a Lease, the Base Purchase Price shall be reduced by a mutually agreed upon amount. If neither Party elects to delete such Asset from this Agreement, the insuring Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at the Closing, any insurance proceeds actually received by reason of such casualty event, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty event.

PURCHASE AND SALE AGREEMENT	Page 16

3.  SELLER’S REPRESENTATIONS AND WARRANTIES

3.1 Made by Each Seller Separately. HRS and the Other Selling Owners separately make the representations and warranties to Buyer as set forth below for each (collectively the “Seller’s Representations and Warranties”), which shall survive the Closing unless otherwise expressly provided for in this Agreement:

(a) HRS represents and warrants that:

(i) it is duly organized, validly existing and in good standing under the laws of the State of Texas;

(ii) it has full corporate power and authority to conduct its business as it is now being conducted and to own, or if applicable, lease the Assets;

(iii) it is in good standing and qualified to do business in each jurisdiction other than Texas in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby;

(iv) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of HRS, and no further corporate actions on the part of HRS are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and all of the other documents or instruments required to be executed and delivered by HRS at Closing have been, or at Closing will be, duly executed and delivered by HRS and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are, and will be at Closing, valid and binding obligations of HRS, enforceable against HRS in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

(b) As applicable, the Other Selling Owners each represents and warrants that:

(i) it is duly organized, validly existing and in good standing under the laws of the State of Texas;

(ii) it has full corporate power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it);

(iii) it is in good standing and qualified to do business in each jurisdiction other than Texas in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby; and

(iv) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action, and no further corporate actions are necessary to

PURCHASE AND SALE AGREEMENT	Page 17

authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and all of the other documents or instruments required to be executed and delivered on behalf of the Other Selling Owners at Closing have been, or at Closing will be, duly executed and delivered (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are, or at Closing will be, valid and binding obligations of the respective Other Selling Owners, enforceable against it in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

(c) Each Seller represents and warrants that:

(i) Except as set forth on Schedule 9, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which such Seller is a party does not and will not:

1.	conflict with, violate or breach any Laws, judgment, order or decree binding on such Seller or otherwise affecting the Assets in which such Seller has an interest, or result in a breach of, or default under, or result in the creation of any Lien on, the organizational documents of such Seller (as applicable), or any material contract to which such Seller is a party or by which it or such Seller’s interest in the Assets is bound or affected; or

2.	give any party to any of the Property Agreements to which such Seller is a party, or by which such Seller is bound, any right of termination, breach, cancellation, acceleration or modification thereunder.

(ii) Except as set forth on Schedules 9 and 10, there are no:

1.	prior or preferential rights to purchase any of such Seller’s interest in the Assets except as may exist in favor of HRS which will be waived at or prior to Closing;

2.	rights of first refusal with respect to any of such Seller’s interest in the Assets except as may exist in favor of HRS which will be waived at or prior to Closing; and

3.	notices, approvals, filings or consents required by any Governmental Authorities or other third party in order to validly assign any of such Seller’s interest in the Assets.

(iii) There are no Liens on the Seller’s interest in the Assets, other than Permitted Encumbrances.

(d) To the extent of the interest in the Assets owned and/or operated by each, Seller represents and warrants that:

PURCHASE AND SALE AGREEMENT	Page 18

(i) Schedule 5 is a list of all the material items of Personal Property. Except as otherwise set forth on Schedule 9: (a) title to the Personal Property is free and clear of any Lien, except for Permitted Encumbrances; (b) subject to ordinary wear and tear and to necessary repairs in the ordinary course of business, all material items of Personal Property are in reasonably good and serviceable condition and repair and there are no necessary material repairs, improvements, restoration or other service work necessary to make any of such assets serviceable.

(ii) Schedule 1 is a complete and accurate list of the Leases, including for each Lease a recording reference, a description of Seller’s Net Revenue Interest and Working Interest in each Lease and the gross acreage and net mineral acres covered by each Lease.

(iii) Schedule 2 is a list of the drilled and drilling Wells, including for each the well name, a description of Seller’s Net Revenue Interest and Working Interest in each well, and the prospect name and County where the well is located.

(iv) Schedule 4.1-4.16 is a list of all Property Agreements other than the Leases. Except as otherwise set forth on Schedule 9, and to the extent the respective Seller is a party thereto: (a) each of the Property Agreements is a valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other Laws affecting creditors’ rights generally or equitable principles; (b) each material covenant and condition of the Property Agreements has been performed; (c) to the Seller’s Knowledge, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Seller under any of the Property Agreements; (d) no notice has been received that any other party to a Property Agreement intends to cancel or terminate any of the Property Agreements on or before the Closing Date; and (e) there are no gas imbalances with respect to the Leases or Wells.

(v) Schedule 6 is a list of the Suspense Funds. Except as otherwise set forth on Schedules 6 and 9: (a) there are no amounts in suspense with respect to the Assets; and (b) the amounts have been held in suspense for less than three years and are not subject to being paid over to the applicable state under Law as unclaimed property.

(vi) Except as otherwise set forth on Schedule 9: (a) all material filings and notices relating to the Assets, or the ownership or operation thereof, required to be made with all Governmental Authorities have been made; (b) there is no violation of any Laws with respect to the Assets, except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Assets as a whole; (c) all of the Permits necessary for the ownership and operation of the Assets have been obtained, other than Permits for wells not yet drilled or for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Assets; and (d) there is no Action pending or, to the Seller’s Knowledge, threatened that is reasonably expected to result in the revocation, cancellation, suspension or modification of the Permits.

PURCHASE AND SALE AGREEMENT	Page 19

(vii) Except as otherwise set forth on Schedule 9, there is no Action, or any order, decree or judgment, now pending or in effect, or, to the Seller’s Knowledge, threatened or contemplated, which, if adversely resolved, would have a Material Adverse Effect on the Seller’s interest in the Assets or the transactions contemplated by this Agreement.

(viii) There are no Liens for Taxes assessed against the Seller’s interest in the Assets, except for Taxes not yet due, and there are no delinquent Taxes assessed against the Assets for which Buyer would become liable by reason of purchasing the Assets.

(ix) Except as otherwise set forth on Schedule 9, none of the Leases are subject to any tax partnership, as defined in Section 761 of the Code.

(x) Except as otherwise set forth on Schedule 9: (a) there is no environmental damage with respect to, or arising from, the Assets which requires remediation and there have been no material violations of applicable Environmental Laws with respect to the Assets, or the use, operation or ownership of the Assets; (b) Seller has not caused or allowed the generation, treatment, storage, disposal or release of Hazardous Substances on the Lands; (c) the Assets have been operated in compliance with all applicable Environmental Laws concerning the handling of Hazardous Substances; and (d) all notices and filings required by any Governmental Authorities in connection with protection of the environment relating to the Assets have been given in a timely manner.

(xi) Except as otherwise set forth on Schedule 9, there are no payments due to or from owners of Working Interest in the Leases, relating to periods of time before the Effective Date, for which Buyer will have any responsibility after Closing.

(xii) Except as otherwise set forth on Schedule 9 and except for the Property Agreements listed on Schedules 4.1 through 4.16, there are no: (a) contracts or arrangements with any broker or representative with respect to the transactions contemplated by this Agreement for which the Buyer will have any liability for brokerage or finders' fee or agents' commissions or any similar charges in connection with this Agreement; (b) AMI Agreements or any other agreements, contracts or arrangements of any kind covering or affecting the Leases or Wells; (c) delinquent amounts owed under the Property Agreements; (d) unexercised non-consent or participation elections the exercise of which or the failure to exercise would reduce the Net Revenue Interest of the Wells to less than the applicable Net Revenue Interest set forth in Schedule 8, and would obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Wells in excess of the Seller’s applicable Working Interest in the Wells as set forth on Schedule 8.

(xiii) Except as otherwise set forth on Schedule 4.2, there are no production purchase and sale contracts or marketing contracts that cannot be terminated without penalty on notice of 30 days or less.

PURCHASE AND SALE AGREEMENT	Page 20

4.  BUYER’S REPRESENTATIONS AND WARRANTIES

4.1 Made by Buyer. Buyer makes the following representations and warranties to Seller (collectively, the “Buyer’s Representations and Warranties”), which shall survive the Closing unless otherwise expressly provided for in this Agreement:

(a) Buyer is a Delaware corporation, validly existing and in good standing under the laws of the State of Texas.

(b) Buyer has full power and authority to execute, deliver and perform this Agreement and each agreement or instrument to be executed by it in connection with this Agreement and the Closing. Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed and delivered in connection with this Agreement and the Closing have been duly authorized by all requisite action in accordance with Buyer’s governing documents. This Agreement and all of the other documents or instruments required to be executed and delivered by Buyer at Closing have been, or at Closing will be, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery hereof and thereof by Seller) are, and will be at Closing, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

(c) The execution, delivery and performance by Buyer of this Agreement and each agreement or instrument executed in connection with this Agreement and the Closing will not, with or without the giving of notice or the passage of time, or both: (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of Buyer’s governing documents or any applicable Laws, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authorities, or any other person or entity.

(d) Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except Seller’s Representations and Warranties in Section 3 (above). Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas Lands and related facilities, and in making its decision to enter into this Agreement and to participate in the Closing, Buyer: (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement; and (ii) has satisfied or shall satisfy itself prior to Closing as to the environmental and physical condition of the Assets, and the effect of Property Agreements affecting the Assets.

(e) Buyer is acquiring the Assets for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

PURCHASE AND SALE AGREEMENT	Page 21

(f) Buyer has, or will have at Closing, unencumbered cash sufficient to fully satisfy its obligations to timely pay the Purchase Price to Seller.

(g) After payment of the Purchase Price, Buyer will have sufficient financial resources to fulfill the bonding and other requirements of Governmental Authorities to own and operate the Leases.

5.  COVENANTS

5.1 Made by Each Seller Separately. To the extent of the interest in the Assets owned and/or operated by each, Seller covenants as follows:

(a) Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will use commercially reasonable efforts to operate and maintain the Assets as a reasonably prudent operator and consistent with past practices. Except for expenditures for the various projects set forth on Schedule 2, the expenses of operating the Wells and the acquisition of any Additional Interest, Seller will not undertake: (i) any capital expenditures that individually are in excess of $100,000.00; or (ii) any contractual commitment with a term in excess of thirty (30) days without the approval of Buyer, except in cases of emergency which could, in the commercially reasonable opinion of Seller, result in material damage or injury to persons, property or any of the Assets.

(b) Except with the prior written consent of Buyer, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will not: (i) enter into any contracts, agreements, equipment leases, licenses, commitments, sale, or purchase orders with respect to the Assets except in the ordinary course of business; (ii) modify, waive, release, grant or transfer any rights under, any of the Property Agreements; (iii) create any burden or encumbrance on the Leases other than Permitted Encumbrances; or (iv) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

(c) From the date of this Agreement until 5:00 o’clock p.m. on August 29, 2008 (the “Due Diligence Deadline”), Seller covenants and agrees to provide, at Buyer’s sole expense, Buyer and its authorized agents, officers and representatives reasonable access to the Assets, including the Books and Records, in order to conduct such examinations and investigations of the Assets as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted during the normal business hours of the applicable Seller; (b) shall not unreasonably interfere with the operations and activities of the applicable Seller; and (c) shall be subject to the prior approval of the applicable Seller, such approval not to be unreasonably withheld.

PURCHASE AND SALE AGREEMENT	Page 22

5.2 Made by Seller and Buyer Jointly. Seller and Buyer each covenant as follows:

(a) Seller and Buyer shall use commercially reasonable efforts to comply with all conditions and covenants applicable to each as provided in this Agreement and to take all such other commercially reasonable actions as are necessary or advisable in order to complete the Closing.

(b) All general notices, releases, statements and communications to employees, suppliers, distributors and customers of Seller or Buyer and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by HRS and Buyer; provided, however, that either Seller or Buyer or their respective affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

(c) After the Closing, to the extent either Seller or Buyer receives any funds to which the other is entitled by reason of its accrual before or after the Effective Date, and the settlement of such funds is not otherwise provided for in this Agreement (for example, as an adjustment on the Preliminary Settlement Statement), the recipient of the funds shall promptly deliver them to the other Party. If either Party pays any expense that is properly chargeable to the other Party pursuant to this Agreement and the payment is not otherwise adjusted pursuant to the Preliminary Settlement Statement or the Final Settlement Statement, the Party responsible for payment of the expense shall promptly reimburse the other Party.

(d) Buyer, with Seller’s cooperation, shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the Hart Scott-Rodino Antitrust improvements Act of 1976 (“HSR Act”), (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations, and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Each party shall pay its own filing fees and one-half of the professional fees incurred for the filing, and shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

PURCHASE AND SALE AGREEMENT	Page 23

5.3 Made by Buyer. Buyer covenants as follows:

(a) As soon as practicable after the Closing, Buyer shall file with the RRC Form P-4 and all other bonds and forms necessary for Buyer to assume operational responsibility for the Assets after the Closing and to designate Buyer as operator of the permitted Wells or Wells pending permit approval in the records of the RRC.

(b) As soon as practicable after the Closing, Buyer shall obtain consents from Governmental Authorities, and enter into road maintenance agreements and other agreements, required for the transfer of the Leases or Wells under any applicable local or municipal drilling ordinance or regulation.

6.  TITLE MATTERS

6.1 Defensible Title to the Assets. As used in this Agreement, the term “Defensible Title” to the Assets means such title of Seller that, subject to and except for the Permitted Encumbrances:

(a) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas lands with knowledge of all of the facts and their legal bearing would be willing to accept the same;

(b) entitles Seller to receive production or proceeds from the sale of production from the Leases and Wells in an amount not less than the Net Revenue Interest shown on Schedule 8 for each;

(c) obligates Seller to bear costs and expenses relating to the exploration for, development, operation and production from the Leases and Wells in an amount not greater than the Working Interest shown on Schedule 8 for each, without a corresponding increase in the Net Revenue Interest in the Leases or Wells;

(d) includes substantially the same number of gross and at least the amount of net mineral acres for the Leases as shown on Schedule 1;

(e) is free from Liens, other than Permitted Encumbrances;

(f) except as provided above, is free and clear of encumbrances, liens and defects that would create a Material Adverse Effect on the use and enjoyment of or loss of interest in the affected Asset;

(g) for any Lease (or portion thereof) not held by production and whose primary term expires on or before January 31, 2009, all permit applications necessary for the drilling of a well on the leased premises or lands pooled therewith have been applied for by Seller;

PURCHASE AND SALE AGREEMENT	Page 24

(h) for any Lease (or portion thereof) not held by production and whose primary term expires on or before December 31, 2008, all permit applications necessary for the drilling of a well on the leased premises or lands pooled therewith have been approved by the applicable Governmental Authorities;

(i) for any Lease (or portion thereof) not held by production and whose primary term expires on or before December 1, 2008, Seller has commenced actual drilling operations on the leased premises or lands pooled therewith; and

(j) Seller’s undeveloped Lands that are capable of being pooled with, or are within 6,500 feet of, a permittable surface location controlled by Seller or Buyer.

6.2 Title Defect. The term “Title Defect” means any material encumbrance, encroachment, irregularity, defect in or objection to real property title that alone or in combination with other defects renders Seller’s title to the Asset less than Defensible Title and causes the Allocated Value of the affected Asset to be reduced by more than $50,000. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a) the Permitted Encumbrances;

(b) an election by any owner of an interest in the Leases and Wells included in Schedules 1 and 2 to not include their interest in the sale and purchase under this Agreement;

(c) defects based on lack of information in Seller’s files;

(d) defects in the chain of title consisting of the mere failure to recite marital status in a document or successors of heirship proceedings in a document, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s actual and valid claim of title to the relevant Asset;

(e) defects that have been cured by possession under applicable statutes of limitation for adverse possession;

(f) defects based on failure to record leases issued by any state or the United States of America (or any assignments of record title or operating rights in such leases), in the real property or other county records of the county in which such Asset is located if such recordation is not necessary to constitute constructive notice of such leases pursuant to applicable statutes of limitation for adverse possession;

6.3 Allocated Value. If an Asset has not been given an Allocated Value, or if the Asset’s Allocated Value is zero, the Seller shall be deemed to have Defensible Title to the Asset.

6.4 Notice of Title Defects.

(a) No later than the Due Diligence Deadline, Buyer shall provide Seller with one or more notices (each, a “Title Defect Notice”), specifying the Title Defects Buyer has identified. Each Title Defect Notice shall include the following information, which shall be a condition precedent to the effectiveness of the Title Defect Notice: (i) a description of the Title Defect; (ii)

PURCHASE AND SALE AGREEMENT	Page 25

the reasonable basis for the Title Defect, including reasonable documentation supporting the basis for the Title Defect, if available; (ii) the Allocated Value of the affected Asset; and (iv) the Defect Value (as that term is defined below). If Buyer does not deliver a timely Title Defect Notice for a particular Asset, title to the Asset shall be deemed to be Defensible Title. Buyer shall provide a Title Defect Notice for each Title Defect Buyer intends to claim as soon as reasonably practicable following Buyer’s identification of the Title Defect, but in no event less often than weekly between the date of this Agreement and the Due Diligence Deadline.

(b) Except to the extent a Title Defect results from a breach of the Seller’s representations and warranties set forth in Section 3, Buyer will be deemed to have waived, and Seller shall be released from any liability to Buyer for, any Title Defects not identified by Buyer in a Title Defect Notice provided to Seller on or before the Due Diligence Deadline; and (ii) no Seller shall be under any obligation to Buyer to correct, or to indemnify Buyer with respect to, any Title Defects not identified by Buyer on or before the Due Diligence Deadline. Nothing herein shall be deemed a waiver of any rights Buyer may have pursuant to Seller’s special warranty of title contained in any Assignment or any Deed.

6.5 Title Defect Value. It is the intent of the Parties to include in the calculation of a Title Defect Value, to the extent possible, only that portion of any Asset (whether a Lease or a Well) that is affected by a Title Defect. The “Title Defect Value” for a Title Defect shall not exceed the Allocated Value of the Asset, and shall be the amount by which the Allocated Value of the Asset affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(a) if Buyer and Seller agree on the Title Defect Value, that value shall be the Title Defect Value;

(b) if the Title Defect is a Lien, then the Title Defect Value shall be the cost of removing it or paying it off;

(c) if the Title Defect represents a discrepancy relating to undeveloped Leases as provided in Section 6.1 (d) above, the Title Defect Value shall be determined by multiplying the per net mineral acre Allocated Value for such undeveloped Leases in Schedule 8 by the amount of the net mineral acres affected by the Title Defect; and

(d) if the Title Defect represents a discrepancy between (i) the Net Revenue Interest for any Asset affected by the Title Defect and (ii) the Net Revenue Interest stated on Schedule 8, then the Title Defect Value shall be determined in accordance with the following formula:

Title Defect Value = AV x (X/Y)

Where:	AV = the Allocated Value of the Asset with the Title Defect; and

X = The Net Revenue Interest decrease.

PURCHASE AND SALE AGREEMENT	Page 26

Y = The Net Revenue Interest stated on Schedule 8; and

(e) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Asset with the Title Defect of a type not described in subsections (a), (b), (c) or (d) above, the Title Defect Value shall be determined in accordance with all relevant factors, including, but not limited to, the following:

(a) The Allocated Value of the affected Asset;

(b) If the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

(c) The legal effect of the Title Defect; and

(d) The values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper valuation.

6.6 Closing Adjustments to Base Purchase Price for Title Defects.

(a) The Base Purchase Price used to calculate the Purchase Price to be paid at Closing will be adjusted downward by the aggregate amount of the Title Defect Values identified in Title Defect Notices provided to Seller on or before the Due Diligence Deadline. The portion of an Asset with a Title Defect not waived by Buyer or cured by Seller to Buyer’s reasonable satisfaction on or before the Closing Date shall be deemed to be part of the Excluded Assets, and the Base Purchase Price shall be reduced by the Title Defect Value of such Asset; provided, however, that if Seller determines in good faith that the affected Asset is not susceptible to division, the entire affected Asset shall be deemed to be part of the Excluded Assets and the Base Purchase Price shall be reduced by the entire amount of the Allocated Value of the affected Asset; provided, however, notwithstanding the foregoing, Seller, with Buyer’s consent, shall have the option of conveying the affected Asset to the Buyer subject to the Title Defect.

(b) The Base Purchase Price used to calculate the Purchase Price to be paid at Closing will be adjusted upward by an amount determined as follows: (i) any increase in Seller’s Net Revenue Interest in an Asset above that shown on Schedule 8 for that Asset without a corresponding increase in Seller’s Working Interest above that shown on Schedule 8 for that Asset; or (ii) any decrease in Seller’s Working Interest in an Asset below that shown on Schedule 8 for that Asset without a corresponding decrease in Seller’s Net Revenue Interest below that shown on Schedule 8 for that Asset, in each case with such values to be agreed upon by Seller and Buyer (taking into account the Allocated Value of the Asset).

(c) Any Seller may, but shall be under no obligation, to correct to Buyer’s reasonable satisfaction on or before the Closing Date and at its own cost and expense, any Title Defects identified in Title Defect Notices provided to Seller on or before the Due Diligence Deadline.

PURCHASE AND SALE AGREEMENT	Page 27

6.7 Resolution of Unresolved Title Defects.

(a) Seller may dispute the existence of a Title Defect or a Title Defect Value by providing notice to Buyer no later than five (5) Business Days prior to the Closing. Any such dispute shall be resolved by arbitration in accordance with the Arbitration Procedure, and pending resolution the affected Asset(s) shall become an Excluded Asset.

(b) For a period of ninety (90) days after the Closing Date (the “Title Cure Period”), any Seller owning an interest in an Excluded Asset affected by a Title Defect described in a Title Defect Notice shall have the option, but not the obligation, to cure the Title Defect to Buyer’s reasonable satisfaction. No more often than each fifteen (15) Business Days during the Title Cure Period, Seller may notify Buyer and request payment for any Excluded Assets or interests therein subject to Title Defects that have been cured to Buyer’s reasonable satisfaction since the date of the last notice. Upon Buyer’s receipt of each such notice, Buyer shall pay Seller the Title Defect Value of the affected Excluded Asset, or, if the Excluded Asset consists of an entire Asset affected by a Title Defect, the Allocated Value of the Excluded Asset. Upon receipt of payment from Buyer, Seller will promptly convey the affected Excluded Asset to Buyer by execution and delivery of a conveyance in the same form as the Assignment.

7.  ENVIRONMENTAL MATTERS

7.1 Identification of Environmental Defects.

(a) No later than the Due Diligence Deadline, Buyer shall provide Seller with one or more notices (each, an “Environmental Defect Notice”), specifying the Environmental Defects Buyer has identified. Each Environmental Defect Notice shall include the following information, which shall be a condition precedent to the effectiveness of the Environmental Defect Notice: (i) a description of the Environmental Defect; (ii) the reasonable basis for the Environmental Defect, including reasonable documentation supporting the basis for the Environmental Defect, if available; (ii) the Allocated Value of the affected Asset; and (iv) the Environmental Defect Value (as that term is defined below). If Buyer does not deliver a timely Environmental Defect Notice for a particular Asset, the Asset shall be deemed to be free of any Environmental Defect. It is the intent of the Parties to include in the calculation of an Environmental Defect Value, to the extent possible, only that portion of any Asset (whether a Lease or a Well) that is affected by an Environmental Defect. The “Environmental Defect Value” for an Environmental Defect shall be Buyer’s good faith estimate of the net reduction in the Allocated Value of the affected Asset caused by the Environmental Defect. Buyer shall provide an Environmental Defect Notice for each Environmental Defect Buyer intends to claim as soon as reasonably practicable following Buyer’s identification of the Environmental Defect, but in no event less often than weekly between the date of this Agreement and the Due Diligence Deadline.

PURCHASE AND SALE AGREEMENT	Page 28

(b) Except to the extent the Environmental Defect results from a breach of the Seller’s representations and warranties set forth in Section 3, Buyer will be deemed to have waived, and Seller shall be released from any liability to Buyer for, any Environmental Defects not identified by Buyer in an Environmental Defect Notice provided to Seller prior to the Due Diligence Deadline; and (ii) no Seller shall be under any obligation to Buyer to correct, or to indemnify Buyer with respect to, any Environmental Defects not identified by Buyer on or before the Due Diligence Deadline.

7.2 Closing Adjustments to Base Purchase Price for Environmental Defects.

(a) The Base Purchase Price used to calculate the Purchase Price to be paid at Closing will be adjusted downward to the extent the aggregate amount of the Environmental Defect Values identified in Environmental Defect Notices provided to Seller on or before the Due Diligence Deadline exceeds the sum of US$2,000,000.00 (the “Environmental Defect Threshold”), and then only to the extent the Environmental Defect Values are mutually acceptable to Seller and Buyer. The portion of an Asset with an Environmental Defect not waived by Buyer or cured by Seller to Buyer’s reasonable satisfaction on or before the Closing Date shall be deemed to be part of the Excluded Assets, and the Base Purchase Price shall be reduced by the Environmental Defect Value of such Asset; provided, however, that if Seller determines in good faith that the affected Asset is not susceptible to division, the entire affected Asset shall be deemed to be part of the Excluded Assets and the Base Purchase Price shall be reduced by the entire amount of the Allocated Value of the affected Asset. provided, however, notwithstanding the foregoing, Seller, with Buyer’s consent, shall have the option of conveying the affected Asset to the Buyer subject to the Environmental Defect.

(b) Any Seller may, but shall be under no obligation, to correct to Buyer’s reasonable satisfaction on or before the Closing Date and at its own cost and expense, any Environmental Defects identified in Environmental Defect Notices provided to Seller on or before the Due Diligence Deadline.

7.3 Resolution of Unresolved Environmental Defects.

(a) Seller may dispute the existence of an Environmental Defect or an Environmental Defect Value by providing notice to Buyer no later than five (5) Business Days prior to the Closing. Any such dispute shall be resolved by arbitration in accordance with the Arbitration Procedure, and pending resolution the affected Asset(s) shall become an Excluded Asset.

(b) For a period of ninety (90) days after the Closing Date (the “Environmental Cure Period”), any Seller owning an interest in an Excluded Asset affected by an Environmental Defect described in an Environmental Defect Notice shall have the option, but not the obligation, to cure or remediate the Environmental Defect to Buyer’s reasonable satisfaction. No more often than each fifteen (15) Business Days during the Environmental Cure Period, Seller may notify Buyer and request payment for any Excluded Assets or interests therein subject to Environmental Defects that have been cured to Buyer’s reasonable satisfaction since the date of the last notice. Upon Buyer’s receipt of each such notice, Buyer shall pay Seller the Environmental Defect Value of the affected Excluded Asset, or, if the Excluded Asset consists of an entire Asset affected by an Environmental Defect, the Allocated Value of the Excluded Asset.

PURCHASE AND SALE AGREEMENT	Page 29

Upon receipt of payment from Buyer, Seller will promptly convey the affected Excluded Asset to Buyer by execution and delivery of a conveyance in the same form as the Assignment.

8.  CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Each Party’s Obligation to Close. The obligation of each Party to consummate the Closing on the Closing Date are subject to the satisfaction or waiver at, or prior, to the Closing of the following conditions precedent:

(a) No order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authorities that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the Parties shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed to the end that the Closing may occur; and

(b) All consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authorities required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration may not reasonably be expected to have a Material Adverse Effect on Buyer or Seller following the Closing Date.

(c) Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

8.2 Conditions Precedent to Buyer’s Obligation to Close. The obligation of Buyer to proceed with Closing on the Closing Date is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing of the following conditions precedent (collectively, the “Buyer’s Closing Conditions”):

(a) The Seller’s Representations and Warranties shall be true and correct at the Closing on the Closing Date to the same extent as if they had been originally made at the Closing (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Each Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein, and shall have completed all actions, corporate or other, that are necessary to be performed or complied with by Seller on or before Closing;

(c) HRS shall have received from each of the Other Selling Owners an executed counterpart of this Agreement or an Authorization; and

(d) Adjustments for Title Defects and Environmental Defects to the Base Purchase Price shall not be greater than the sum of 15% of the Base Purchase Price.

8.3 Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to proceed with Closing on the Closing Date is subject to the satisfaction, or waiver by Seller, at

PURCHASE AND SALE AGREEMENT	Page 30

or prior to the Closing of the following conditions precedent (collectively, the “Seller’s Closing Conditions”):

(a) The Buyer’s Representations and Warranties shall be true and correct at the Closing on the Closing Date to the same extent as if they had been originally made at the Closing (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

(b) Buyer shall have surety bonds in place prior to the Closing Date sufficient to replace any of the Operators’ surety bonds or other financial security placed with any Governmental Authorities and securing obligations with respect to the Assets;

(c) Buyer shall have performed, in all material respects, all obligations and complied with all covenants contained herein, and shall have completed all actions, corporate or other, that are necessary to be performed or complied with by Buyer on or before Closing;

(d) The Allocated Value of each of the Surface Tracts shall be an amount acceptable to Seller, in its sole discretion (failing which the Surface Tracts shall be deemed to be a part of the Excluded Assets and the Base Purchase Price shall be reduced by the Allocated Value of each of the Surface Tracts, but Seller shall remain obligated to close on the other Assets); and

(e) Adjustments for Title Defects and Environmental Defects shall not be greater than the sum of 15% of the Base Purchase Price.

9.  OTHER PRE-CLOSING MATTERS

9.1 Consents and Preferential Rights.

(a) Immediately following the date of this Agreement, Seller will notify the holders of the consent rights and preferential rights set forth on Schedule 10 (collectively, the “Required Consents”) of the pending sale of the Assets to Buyer, and will use commercially reasonable efforts to obtain prior to Closing a written waiver of the Required Consents or written consent to the sale of the Assets to Buyer from the holders. The Parties acknowledge that certain of the Property Agreements will, if Seller attempts to assign rights in the Assets or Property Agreements without obtaining waiver or consent, impair the effectiveness of the Assignment of the Assets or terminate the affected Property Agreement by reason of the attempted assignment.

PURCHASE AND SALE AGREEMENT	Page 31

(b) If any Required Consent has not been obtained by Seller at or prior to Closing, the Asset(s), or interests therein, affected by such outstanding Required Consent will be deemed to be Excluded Assets and automatically described on Schedule 7 (which will be updated prior to Closing to reflect any Required Consents not obtained during the period of time between the date of this Agreement and the Closing) and will not be assigned to Buyer at Closing, and the Base Purchase Price will be reduced by an amount equal to that portion of the Allocated Value attributable to the Asset, or interest therein, affected by such outstanding Required Consent.

(c) Notwithstanding paragraphs (a) and (b) immediately above, Buyer may waive the conditions to Closing with respect to the Required Consents not obtained prior to Closing, and proceed with Closing with those Assets that would otherwise be excluded.

(d) Seller shall continue to be obligated to use its commercially reasonable efforts to procure all Required Consents until the expiration of ninety (90) days after the Closing Date (the “Consent Period”). No more often than once each fifteen (15) Business Days during the Consent Period, Seller may notify Buyer and request payment for any Assets or interests therein subject to Required Consents that have been obtained since the last such notice. Upon Buyer’s receipt of each such notice, Buyer will pay Seller the Allocated Value of the affected Asset(s) or interests therein, and Seller will convey the affected Asset(s) to Buyer by execution and delivery of a conveyance in the same form as the Assignment.

(e) If any Required Consent set forth on Schedule 10 is not obtained prior to the end of the Consent Period, the affected Asset, or interest therein, will not be assigned to Buyer and neither Seller nor Buyer will have any further obligation under this Agreement with respect to said Asset or interest therein; provided, however, that Buyer and Seller may mutually agree to sell and purchase any such excluded Asset or interest therein affected by a Required Consent or obtained following the end of the Consent Period.

(f) Immediately following the date of this Agreement, Seller, at its expense, will use commercially reasonable efforts to obtain prior to Closing written consent from the holders of the consent rights as set forth on Schedule 12 (collectively, the “Consents to Drill”) to permit Buyer to drill additional well(s) on the applicable unit. If any Consent to Drill has not been obtained by Seller at or prior to Closing, at Buyer’s option, either (i) the Asset(s), or interests therein, affected by such outstanding Consent to Drill shall be deemed to be part of the Excluded Assets, and the Base Purchase Price shall be reduced by an amount equal to that portion of the Allocated Value attributable to the Asset, or interest therein, affected by such outstanding Consent to Drill; or (ii) Buyer shall waive the consent requirement and purchase the Assets, or interests therein, affected by such outstanding Consent to Drill without reduction of the Base Purchase Price due to failure to obtain such Consent to Drill.

9.2 Excluded Asset Schedule. Schedule 7, containing a list of Excluded Assets, will be updated prior to Closing, and will be deemed to have been updated after Closing, in accordance with the Title Defect Provisions of Section 6 and the Environmental Provisions of Section 7, and to include the Surface Tracts as an Excluded Asset if the Allocated Value of each of the Surface Tracts is not acceptable to Seller, in its sole discretion.

PURCHASE AND SALE AGREEMENT	Page 32

10.  THE CLOSING

10.1 Date and Location of Closing. The Closing shall be held on the Closing Date at the offices of Hoge & Gameros, LLP, 4311 Oak Lawn Ave., Suite 600, Dallas, Texas 75219, or on such other date or at such other location as the Parties may agree in writing.

10.2 Closing Obligations. At the Closing, the Seller and Buyer shall take the following actions, with each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) HRS and the Other Selling Owners shall execute and deliver to Buyer:

(i) the Assignment, together with any other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of Governmental Authorities;

(ii) transfer orders, letters in lieu of transfer order, stipulations or similar documents prepared by Buyer in a mutually acceptable format, directing all purchasers of production and other parties in possession of any proceeds to pay Buyer the proceeds attributable to the sale or other disposition of production from the Assets from and after the Effective Date; and

(iii) the FIRPTA Affidavit.

(b) HRS shall execute and deliver multiple counterparts of RRC Form P-4 designating Buyer as operator of the Wells operated by HRS in the records of the RRC, together with all other forms necessary for Buyer to assume operational responsibility for the Assets after the Closing.

(c) Surface Owners shall execute and deliver to Buyer.

(i) the Deeds; and

(ii) the FIRPTA Affidavit.

(d) Seller shall deliver to Buyer possession of the Assets, the Books and Records and, subject to the provisions of Section 15.15, the Suspense Funds held by Seller for the Leases and/or Wells.

(e) Buyer shall execute and deliver to Seller evidence of appropriate bonds and consents which are required by any Governmental Authorities for Buyer to own and operate the Assets after the Closing; and

PURCHASE AND SALE AGREEMENT	Page 33

(f) Buyer shall pay the Purchase Price, less the amount of the Deposit, to HRS in the manner specified in Section 2 for distribution by HRS among the Seller parties in accordance with their interests in the Assets. If, for any reason other than Seller’s failure to timely perform its obligations under this Agreement, the Closing Date occurs after October 1, 2008, the Buyer shall pay interest on the amount of the Purchase Price (less the amount of the Deposit), computed on the basis of a 360 day year, from October 1, 2008 through the Closing Date at the rate per annum which shall, from day-to-day, be equal to the lesser of (i) the maximum lawful rate of interest under Texas law or (ii) the prime rate of interest published in the Wall Street Journal during the period of computation as the base interest rate for corporate loans posted by at least 75% of the thirty largest banks in the United States. Any changes in the rate of interest shall automatically become effective on the effective date of each change. Any interest shall be payable at the same time as and in addition to the Purchase Price.

(g) Buyer shall execute and deliver releases, authorizations or copies of bonds as may be necessary to cause the Operators’ surety bonds to be released as soon as reasonably practicable following the Closing Date.

(h) Seller and Buyer each shall execute and deliver to the other any and all other instruments, documents and other items reasonably necessary to complete the transactions contemplated by this Agreement. In each instance where a Party is required to execute a document, the act of execution shall include acknowledging the document in the presence of a notary public as necessary to render the document recordable, valid or enforceable under any Laws.

11.  TAX MATTERS

11.1 Transaction Taxes.

(a) Seller shall be responsible, and agrees to hold harmless and indemnify the Buyer Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production prior to the Effective Date, in each case to the extent not taken into account under Section 2. Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production from and after the Effective Date, in each case to the extent not taken into account under Section 2.

(b) Seller and Buyer agree to cooperate with each other in confirming their belief that this transaction is a sale of mineral interests and related production equipment. The Parties also intend this transaction to constitute an occasional sale; and therefore, no Texas sales Tax is being paid, withheld or allocated with respect to the Purchase Price. To the extent that this transaction does not qualify for either of these exemptions, Buyer and Seller agree in good faith that the portion of the Purchase Price attributable to the fair market value of the Personal Property located in Texas is the same as that allocated to such property by Buyer pursuant to Section 2, and neither Buyer nor Seller will take any action or position or make any report for Texas sales and use Tax purposes inconsistent therewith. Buyer and Seller each will cooperate fully in the event of a Tax audit and in the preparation of the various Tax Returns relating, directly or

PURCHASE AND SALE AGREEMENT	Page 34

indirectly, to the Assets. Notwithstanding the foregoing, Buyer will be responsible for paying any sales Tax due to any Governmental Authorities as a result of the transactions contemplated by this Agreement.

(c) The Parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.

(d) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(e) Notwithstanding anything contained in this Agreement, each Party will be solely responsible for its own income taxes arising out of or attributable to the Assets and the transactions contemplated by this Agreement.

11.2 Tax Free Exchange.

(a) Each Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement, solely with respect to all or a portion of the Purchase Price, and/or that portion of the Assets associated therewith, to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations, referred to herein as the “QI”) to accomplish this transaction, in whole or in part, as a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Code. Buyer hereby consents to Seller’s assignment described above, and if such an assignment is made, provided Buyer received timely notice thereof, Buyer agrees to pay all or a portion of the Purchase Price, when paid, into the qualified trust account as directed in writing by such Seller.

(b) Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Assets to Buyer’s QI or to Buyer’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “QEAT”) in connection with effecting a Like-Kind Exchange.

(c) Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or a QEAT shall not release either Seller or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

PURCHASE AND SALE AGREEMENT	Page 35

12.  SURVIVAL AND INDEMNIFICATION

12.1. Limitation on and Survival of Representations and Warranties.

(a) Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Section 3.

(b) Subject to paragraph (a) immediately above, and except for any warranty of title contained in any Assignment or Deed, all representations and warranties contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of twelve (12) months beginning on the Closing Date. All representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the party in breach or against whom indemnification is sought within such period. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. No Party shall be entitled to assert a claim for Losses resulting from, or pursue any remedy for the breach of any representation or warranty if such Party was given notice of such breach prior to the Closing Date and the Party proceeds with the Closing.

12.2. Indemnification by Seller.

(a) As used in this Agreement, “Losses” or “Loss” means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character, except for Title Defects or Environmental Defects, which are provided for elsewhere in this Agreement.

(b) Subject to the limitations set forth in this Section 12, each Seller hereby agrees to indemnify and hold Buyer and its employees, officers, directors and affiliates (each a “Buyer Indemnified Party”) from and against any and all Losses imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

(i) the breach by the Seller of any of the Seller’s Representations and Warranties;

(ii) the breach or default by the Seller in the performance of, any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; and

(iii) the Seller’s proportionate share (based upon the Seller’s ownership interest in the Assets) of the Retained Liabilities.

12.3. Indemnification by Buyer.

(a) Subject to the limitations set forth in this Section12, Buyer hereby agrees to indemnify and hold each Seller, and its employees, officers, managers, members, and affiliates,

PURCHASE AND SALE AGREEMENT	Page 36

and the Seller’s Advisors (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party as a result of or in connection with any of the following:

(i) the breach by Buyer of any of the Buyer’s Representations and Warranties;

(ii) the breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; or

(iii) the Assumed Liabilities.

(b) Any of the Parties obligated to indemnify either a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Section are referred to as an “Indemnifying Party”, and any Buyer Indemnified Party or Seller Indemnified Party entitled to be indemnified pursuant to this Section are referred to as an “Indemnified Party”. Within thirty (30) days after receipt by an Indemnified Party of notice of the commencement of an Action or the assertion of a claim which may result in a Loss for which the Indemnified Party may be entitled to indemnification, the Indemnified Party shall send notice to the Indemnifying Party (the “Claim Notice”) of the commencement of such Action or the assertion of the claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party. The Indemnifying Party shall have the option, and shall notify each Indemnified Party in writing within ten (10) Business Days after the date of the Claim Notice of its election, either: (i) to participate at its own expense in the defense of the Action or claim, in which case the defense of such Action or claim shall be controlled by the Indemnified Party; or (ii) to take charge of and control defense of such Action or claim at its own expense. If the Indemnifying Party fails to notify the Indemnified Party of its election within the ten (10) Business Day period, the Indemnifying Party shall be deemed to have elected not to control the defense of such Action or claim. If the Indemnifying Party elects to control the defense of any Action or claim, each Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or claim, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party unless the named parties in such Action or claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and each shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other. If the Indemnifying Party reasonably determines that the Losses that may be incurred in any Action may exceed either individually, or when aggregated with other potential Losses, the Maximum Indemnity Amount, the Indemnifying Party shall not have the right to assume the defense of such Action or claim on behalf of the Indemnified Party, but in such event the Indemnifying Party shall not, in connection with such Action or claim, be liable for the fees and expenses of more than one separate firm of attorneys.

(c) If the Indemnifying Party does not control the defense of any Action or claim, the Indemnified Party may settle such Action or Seller Claim with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

PURCHASE AND SALE AGREEMENT	Page 37

12.4. Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Section 12 only to the extent the aggregate amount of all Losses incurred by the Indemnified Party (i) exceeds one percent (1%) of the Purchase Price (the “Loss Threshold”), but (ii) does not exceed fifty percent (50%) of the Purchase Price (the “Maximum Indemnity Amount”). To determine whether Buyer’s Losses have exceeded the Loss Threshold, Buyer’s Losses with respect to all Seller-Parties will be aggregated, regardless of the Seller-Party from which Buyer is seeking indemnification. The limitations of this Section 12.4, however, shall not apply to Seller’s Retained Liabilities or Buyer’s Assumed Liabilities, as applicable.

12.5. Exclusive Remedy. Except as otherwise provided in subsection 12.1, after the Closing the Parties’ sole and exclusive recourse against each other for any Losses or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of this Section 12.

12.6. Title and Environmental Defects. Buyer’s sole and exclusive remedy with respect to Losses related to Title Defects and/or Environmental Defects shall be as provided in Sections 6 and 7, respectively.

12.7. Limitation and Disclaimer of Representations and Warranties.

(a) The Seller’s Representations and Warranties are exclusive and are given and accepted in lieu of all other representations and warranties, express, implied, or statutory. EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (II) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR THE SELLER’S ADVISORS, (III) THE ENVIRONMENTAL CONDITION OF THE LANDS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (VIII) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE LANDS ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE

PURCHASE AND SALE AGREEMENT	Page 38

SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(b) Buyer is aware that the Assets have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Lands or associated with the premises. Some equipment and sites included among the Assets may contain asbestos, Hazardous Substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on or included among the Assets may contain NORM and other materials or Hazardous Substances; and NORM-containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Lands. Special procedures may be required for theremediation, removal, transportation, or disposal of materials, asbestos, Hazardous Substances, and NORM from the Lands. Subject to the provisions of Section 7, regarding the identification and notice of Environmental Defects, Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities and will conduct these activities in accordance with all applicable Laws and regulations, including applicable Environmental Laws.

13.  TERMINATION

13.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:

(a) by mutual written agreement of Buyer and the Seller;

(b) by any Party if the Closing Date shall not have occurred on or before October 8, 2008; provided, however, the right to terminate this Agreement under this subparagraph (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date;

(c) by any Party if any Governmental Authorities shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

13.2. Effect of Termination. If this Agreement is terminated pursuant to Section 13.1, all obligations of the Parties under this Agreement shall terminate without liability to the other Party; except for an obligation to maintain the confidentiality of the terms and provisions of this Agreement, which shall survive for a period of one (1) year following the date of termination. Nothing contained in this Section 13 shall relieve any party from liability for any breach of this

PURCHASE AND SALE AGREEMENT	Page 39

Agreement. If this Agreement is terminated by Seller pursuant to subparagraph 13.1(b), then, as Seller’s sole and exclusive remedy, Seller shall be entitled, as its option, to retain the Deposit as liquidated damages and Seller shall have no further obligation to Buyer with respect to the Assets or under this Agreement. Seller and Buyer agree that in such event Seller’s damages would be difficult to measure with reasonable certainty, and both Seller and Buyer agree that the amount of the liquidated damages provided herein bears a reasonable relationship to and is a reasonable estimation of such damages. In the alternative, Seller may waive its right to retain the Deposit and seek specific performance of this Agreement pursuant to Section 15.7 below.

13.3. Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement by any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

14.  ARBITRATION PROCEDURE

14.1. Arbitration Required. Any dispute arising out of or relating to this Agreement not resolved by the Dispute Resolution Procedure shall be resolved by binding arbitration in accordance with the following provisions (the “Arbitration Procedure”).

(a) The arbitration shall be conducted in accordance with Texas Law by a single neutral arbitrator; provided, however, if the amount in controversy in the arbitration exceeds $250,000, exclusive of interest, attorneys’ fees and costs, or if a single neutral arbitrator cannot be agreed upon within thirty (30) Business Days after a Party provides notice of a dispute to the other (the “Notice Date”) which is to be decided by arbitration, the arbitration shall be conducted by a three-person panel (the “Panel”) consisting of a Party-arbitrator for each Party and a neutral arbitrator. In the event a Panel is required, each Party shall select its own Party-arbitrator within fifteen (15) Business Days after the expiration of the Notice Date, and the two Party-arbitrators so selected shall select the third neutral arbitrator within thirty (30) days after the Notice Date.

(b) The arbitration proceedings shall be conducted at a mutually acceptable location in Fort Worth, Texas. The neutral arbitrator shall preside at all meetings and hearings. If a dispute is to be resolved by a sole arbitrator, or if the dispute is to be resolved by a Panel, then the sole arbitrator or the neutral arbitrator, as the case may be, shall be a member of a state bar engaged in the practice of oil and gas law for at least 10 years in Texas, or a retired member of a state or the federal judiciary in Texas.

(c) Any action of a Panel shall require a majority vote of the Panel. A written award shall be issued by the arbitrator(s) no later than thirty (30) days following the close of the final hearing and the filing of any post hearing briefs authorized by the arbitrator(s). The award shall be written and based on the evidence admitted and the Laws of the State of Texas, and shall contain an award for each issue and counterclaim. The award shall be final and binding on the Parties and res judicata as to the subject matter. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction.

PURCHASE AND SALE AGREEMENT	Page 40

(d) Each Party shall be entitled to inspect and obtain a copy of relevant documents in the possession or control of the other Party and to take depositions of the other Parties’ employees, agents, representatives and witnesses (including expert witnesses). All discovery shall be in accordance with procedures approved by the arbitrator(s). Unless otherwise provided in the award, each Party shall bear its own costs of discovery. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator(s) shall have the power to compel any Party to comply with discovery requests of the other Parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as an award.

(e) The arbitrator(s) shall have the power to impose sanctions for abuse or frustration of the arbitration process, including without limitation, the refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas for entry of any arbitration award or to obtain any preliminary relief which may be necessary and hereby consents to the enforcement by such courts of any award rendered in such arbitration.

15.  MISCELLANEOUS

15.1. Entire Agreement. This Agreement and the documents referred to herein, and to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties, whether oral or written, and there are no warranties, representations, or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

15.2. Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants, and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

(b) Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer or which designate Buyer as the operator of the Assets and for all fees connected with such filing or recording. Upon request, Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record any such documents correctly or promptly.

15.3. Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Texas without regard to any conflicts of law rules.

15.4. Assignment. Except as otherwise set forth in Section 11 (Tax Matters), Buyer’s rights and obligations under this Agreement may not be assigned at any time without the prior

PURCHASE AND SALE AGREEMENT	Page 41

written consent of the Seller, which consent may be withheld or conditioned in Seller’s absolute discretion.

15.5. Notices. All communications, notices, and disclosures required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by commercial messenger or courier service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, or other electronic transmission, in all cases addressed to the Party at the address set forth below or to such other address as a Party shall have designated by notice to the other Party:

If to HRS, and/or the Other Selling Owners and/or Surface Owners:	Hollis R. Sullivan, Inc. 1808 Southwest Parkway Wichita Falls, Texas 76302 Attn: Hollis R. Sullivan, President Telecopy: (940) 397-0594

With copy to:	Stewart B. Hoge Hoge & Gameros, LLP 4311 Oak Lawn Ave., Suite 600 Dallas, Texas 75219 Telecopy: (214) 765-6101

If to Buyer:	XTO Energy Inc. 810 Houston Street Fort Worth, Texas 76102 Attn: Vaughn O. Vennerberg, II, Senior Executive Vice President and Chief of Staff Telecopy: (817) 870-0379

15.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Agreement. In addition, this Agreement may be executed by any of the Other Selling Owners by means of facsimile signature transmitted to HRS and Buyer by telecopier or attachment sent by Internet email. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience or reference only and shall not constitute a substantive part of this Agreement.

15.7. Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall, in addition to any other remedy available at law, in equity or under this Agreement, be entitled to specific performance of the terms hereof.

15.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural

PURCHASE AND SALE AGREEMENT	Page 42

number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters.

15.9. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

15.10. No Third Party Reliance. Except for the Seller’s Advisors, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements contained in this Agreement.

15.11. Representative for Other Selling Owners. Each of the Other Selling Owners hereby designates and appoints HRS as its lawful attorney in fact with respect to any matters arising from or related to this Agreement, to receive and give all notices and requests, to receive all payments to Seller hereunder and distribute to the Other Selling Owners the portion of such payments to which they are entitled hereunder, to be the representative of the Other Selling Owners with regard to any and all other correspondence or communication between the Parties, to grant any consents or approvals requested under or in connection with this Agreement, and to make and enter into any amendments, settlements or other agreements with respect to this Agreement permitted to be made by the Seller hereunder. Buyer shall not be liable to any Other Selling Owners in any manner whatsoever as a result of the failure of HRS to perform Seller’s obligations under this Agreement. Each of the Other Selling Owners shall proportionately indemnify (based upon the Other Selling Owner’s interest in the Assets) Buyer and any other Buyer Indemnified Party against any Losses incurred by Buyer or any Buyer Indemnified Party as a result of its reliance upon any and all acts and things done or performed and agreements made by HRS as fully and effectively as though done, performed, or made by the Other Selling Owners.

15.12. Joint Preparation and Acknowledgment of Consideration. This Agreement was negotiated and prepared jointly by the Seller and Buyer with the advice and assistance of legal counsel and without duress. Nothing in this Agreement shall be construed against or more favorably to either of the Parties by reason of the authorship of any provision. The Parties acknowledge that the Purchase Price, covenants, agreements and other consideration for the sale and purchase of the Assets were negotiated fairly and represent adequate consideration in an arms-length transaction.

15.13. Amendment. This Agreement may not be amended except by an instrument in writing signed by the Seller and Buyer.

15.14. Non Compete. From the execution of this Agreement until two (2) years following the Closing Date, Seller or any of its Affiliates shall refrain from undertaking: (i) any oil and gas leasing activities, or any interference or competition with the leasing activities of Buyer, and (ii) any attempts to purchase royalties or minerals, in any of the Lands or any lands

PURCHASE AND SALE AGREEMENT	Page 43

within the boundaries of any Prospect Area depicted on Schedule 13 (the “Non-Compete Area”). If, during such two-year period, Seller or any of its Affiliates, or anyone acting on its behalf, should obtain any interest in an oil and gas lease or any interest in royalties or minerals, within the Non-Compete Area, then Seller, at Buyer’s option, shall hold such interests for the benefit of Buyer and shall immediately assign and convey all such rights and interest to Buyer, and Buyer shall pay to Seller all actual, out-of-pocket bonus costs incurred by Seller in acquiring such interests. Such obligation to assign and convey the leasehold rights or royalty or mineral rights to Buyer shall not be dependent upon any notice or demand from Buyer, nor shall it require the payment by Buyer to Seller of any additional consideration for such assignment and conveyance. As used in this Section 15.14, “Affiliates” shall mean any individual or non-individual entity controlled by or under the direction or common control of a Seller.

15.15. Suspense Funds. Seller shall deliver to Buyer, within thirty (30) days after Closing, in “Excel” format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries.

[Signature Page Follows]

PURCHASE AND SALE AGREEMENT	Page 44

Signature Page

Executed by the Parties on the dates set forth below, to be effective for all purposes on the Effective Date.

Seller/HRS: HOLLIS R. SULLIVAN, INC., a Texas Corporation

By:	/s/ Hollis R. Sullivan, President
[Signature/Title]	Hollis R. Sullivan, President

Date of Execution:	7-18-08

Seller/Surface Owner: HRS DRILLSITE LAND COMPANY, LLC., a Texas Limited Liability Company

By:	/s/ Hollis R. Sullivan, Manager
[Signature/Title]	Hollis R. Sullivan, Manager

Date of Execution:	7-18-08

Seller/Surface Owner: RENFRO LAND COMPANY, LLC., a Texas Limited Liability Company

By:	/s/ Hollis R. Sullivan, Manager
[Signature/Title]	Hollis R. Sullivan, Manager

Date of Execution:	7-18-08

Buyer: XTO Energy Inc.

By:	/s/ Vaughn O. Vennerberg, II
[Signature/Title]	Vaughn O. Vennerberg, II, Senior Executive Vice President and Chief of Staff

Date of Execution:	7/18/08

Signature Page

Other Selling Owners:

*	*

*	*

*	*

*	*

*	*

*	*

Signature Page